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                                                                   EXHIBIT 10.21


                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

         THIS FIRST AMENDMENT, made this 12th day of April, 2000, is by and among Bank of America, N.A. (the "Bank"), ARC of Bellingham, L.P., a Tennessee limited partnership (the "Borrower"), and Symbion Ambulatory Resource Centres, Inc., a Tennessee corporation (the "Guarantor").

                                    RECITALS

         Bank has previously made a loan to the Borrower, an Affiliate of Guarantor, pursuant to a Loan and Security Agreement dated September 7, 1999 (as amended from time to time, the "Loan Agreement"). Capitalized terms not otherwise defined in this Amendment shall have the meaning provided in the Loan Agreement. Borrower has requested that Bank make certain changes to the Loan Agreement. The Bank is willing to do so, subject, among other things, to the execution of this Amendment and compliance with the terms hereof, including, without limitation, a $500,000 paydown and permanent reduction in availability under the Note.

         NOW, THEREFORE, the parties to this First Amendment hereby agree as follows:

Article I. Amendment to Loan Agreement. The parties hereto amend the Loan Agreement as follows:

         Section 1.1.      The following definitions are hereby added to
Section 1 of the Loan Agreement in appropriate alphabetical order:

                  '"COMPLIANCE DATE" means, provided no Event of Default occurs between April 12, 2000 and such date and provided no Unmatured Default exists at such date, the date on which Borrower has delivered certificates to Bank evidencing to Bank's reasonable satisfaction, for two consecutive Quarterly Periods (the second of which must be a Quarterly Period ending at or after September 30, 2000), that (A) Borrower has complied with the covenants set forth in Paragraph 6.15(b) through (e), and (B) the ratio of Borrower's Cash Flow to Borrower's Debt Service has been greater than 1.10:1.00.

                  "COMPLIANCE QUARTER" means the second of the two consecutive Quarterly Periods referenced above in the definition of Compliance Date.

                  "CONSOLIDATED FUNDED DEBT" means, at any date, with respect to Symbion and its Subsidiaries, all of the following obligations (without duplication) as of such date: (a) all obligations for borrowed money,
         (b) all obligations evidenced by bonds, debentures, notes or


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         other similar instruments, (c) all obligations to pay the deferred purchase price of property, except trade accounts payable or other short term liabilities other than indebtedness for borrowed money arising in the ordinary course of business, (d) all obligations as lessee under capitalized leases, (e) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, such as bankers acceptances or similar instruments, (f) all contingent and non-contingent obligations to reimburse any bank or other person in respect of amounts payable or paid under a letter of credit or similar instrument, (g) all debt of others secured by a lien on any asset of Symbion and/or any of its Subsidiaries, whether or not such debt is assumed, and (h) all Guarantee Obligations.

                  "DE NOVO LOSSES" means, at any date, the aggregate, cumulative losses of each Subsidiary operating a surgery center which has been accepting patients for less than nine (9) months.

                  "EXCESS CASH" means, at any date, for any Person, such Person's cash on hand less the amount of the Required Cash Availability at such date.

                  "NON-RECOURSE DEBT" means, at any date, that portion of Consolidated Funded Debt which is not a corporate obligation of Symbion, and is included within the definition of Consolidated Funded Debt solely because it is Indebtedness of a Subsidiary.

                  "QUARTERLY COMPLIANCE DATE" means the last day of the second consecutive Quarterly Period referenced above in the definition of Compliance Date.

                  "REQUIRED CASH AVAILABILITY" means, at any date, for any Person, an amount equal to such Person's anticipated operating expenses for the succeeding two weeks.'

         Section 1.2. The following definition is hereby deleted in its entirety from the Loan Agreement and replaced with the following:

                  '"DEBT SERVICE" means $53,571 (the imputed principal amortization associated with the Loan) plus the sum of the following incurred by Borrower during any particular fiscal quarter: (A) scheduled principal payments on Indebtedness, (B) Rental Expense, and
         (C) Interest Expense paid to any party other than Guarantor.'

         Section 1.3 Section 6.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:


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                  "6.15    Financial Ratios. The Borrower will maintain or cause
         to be maintained, the following financial ratios and covenants:

                           (a) for each Quarterly Period, (i) beginning with the Quarterly Period ending December 31, 1999, a ratio of Borrower's Cash Flow to the sum of Borrower's Debt Service minus $26,786, of not less than 1.05:1.00, and (ii) beginning with the first Quarterly Period ending after the Compliance Quarter, a ratio of Borrower's Cash Flow to the sum of Borrower's Debt Service of not less than 1.10:1.00;

                           (b) At all times, Borrower's cash on hand shall be greater than Borrower's Required Cash Availability. Promptly following a request from Bank, Borrower shall provide evidence reasonably satisfactory to Bank to document compliance with this covenant;

                           (c) Beginning on the date by which Borrower has closed sales of limited partnership interests in the aggregate amount of more than $500,000, and at all times thereafter, the sum of Borrower's Shareholder's Equity plus the outstanding principal balance of all Indebtedness for money borrowed from Guarantor by Borrower shall be greater than $1,000,000;

                           (d) At all times, the Shareholders' Equity of Symbion, calculated on a consolidated basis, shall be greater than $25,000,000 plus eighty-five percent (85%) of (i) the aggregate amount of any new equity raised by Symbion after June 25, 1999 and (ii) the aggregate, cumulative, positive Net Income of Symbion (without any credit or deduction in the event Net Income is a negative number) after June 25, 1999;

                           (e) At the end of each Quarterly Period, beginning with the Quarterly Period ending September 30, 1999 and continuing through and including the Quarterly Period ending September 30, 2000, the ratio of (i) the sum of (A) Symbion's Consolidated Funded Debt less
         (B) Symbion's Excess Cash to (ii) the sum of (X) EBITDA for such Quarterly Period, plus (Y) the lesser of (1) $125,000 or (2) the De Novo Losses at such date, giving Pro-Forma Effect to any Acquisition made and any Indebtedness incurred therewith as of the date of determination, shall be less than 3.75:1.00; and

                           (f) At the end of each Quarterly Period beginning with the Quarterly Period ending December 31, 2000 and continuing through each Quarterly Period ending thereafter, the ratio of (i) the sum of (A) Symbion's Consolidated Funded Debt less (B) Symbion's


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         Excess Cash to (ii) Symbion's consolidated EBITDA for such Quarterly
         Period, giving Pro-Forma Effect to any Acquisition made and any Indebtedness incurred therewith as of the date of determination, shall be less than 3.50:1.00; provided, however, if the result of such ratio is greater than or equal to 3.50:1.00 and less than 3.75:1.00, the Borrower shall be in compliance with this covenant for such Quarterly Period if the ratio of (i) the sum of (A) Symbion's Consolidated Funded Debt less (B) Symbion's Excess Cash less (C) Symbion's Non-Recourse Debt to (ii) Symbion's consolidated EBITDA for such Quarterly Period, giving Pro-Forma Effect to any Acquisition made and any Indebtedness incurred therewith as of the date of determination, shall be less than 3.50:1.00."

         Section 1.4. The following is hereby added to the Loan Agreement as Section 6.17:

                  "6.17 Cash Collateral. On or before April 21, 2000 Borrower shall purchase a certificate of deposit issued by Bank in the amount of not less than $750,000, and Borrower shall maintain such certificate of deposit until no longer required to do so pursuant to this Paragraph
         6.17. Borrower hereby acknowledges that Bank shall be entitled to exercise full rights of setoff with respect to the certificate of deposit. Provided no Event of Default occurs between April 12, 2000 and the Compliance Date and provided no Unmatured Default exists at the Compliance Date, upon the Compliance Date, Borrower shall no longer be required to maintain the certificate of deposit, and this Paragraph
         6.17 shall be inapplicable and such funds shall be returned to Borrower in full. Until the Compliance Date, Borrower shall not make any payment of principal or interest owed on any indebtedness of Borrower to Guarantor, Symbion or any other Affiliate of Borrower."

         Section 1.5. The following is hereby added to the Loan Agreement as Section 6.18:

                  "6.18    Symbion Financing. If, after April 12, 2000, Symbion
         enters into any financing arrangement which imposes covenants upon Symbion that are more restrictive than, or in addition to, the covenants imposed by the Loan Agreement, Borrower will promptly notify Bank, and Borrower, Guarantor and Symbion will promptly execute any documentation reasonably requested by Bank to add such covenants to the Loan Agreement."

Article II.       General.


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         Section 2.1       Principal Paydown. Effective on the date of this
Amendment, Borrower has made a one time principal payment in the amount of $500,000.00 which shall be applied to the Note and shall permanently reduce the amount thereof.

         Section 2.2 Symbion Indebtedness. If Symbion enters into any financing arrangement after April 12, 2000 which imposes covenants upon Symbion that are more restrictive than, or in addition to, the covenants imposed by the Loan Agreement, such covenants shall be incorporated by reference into the Loan Agreement, unless, within ten (10) days after Symbion enters into such financing arrangement, Borrower, Guarantor and Symbion execute the documentation referenced in Section 1.5 of this First Amendment.

         Section 2.3 Loan Agreement. Except as amended hereby, the provisions of the Loan Agreement shall remain in full force and effect. References in the Loan Agreement and the other Loan Documents shall be references to the Loan Agreement as amended by this First Amendment.

         Section 2.4 Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to its choice of law rules.

         Section 2.5 Execution in Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

         Section 2.6 Representations. Borrower hereby makes the following representations and warranties:

                  (a) as of the date hereof, Borrower has no defense against payment of any or all of the Obligations;

                  (b) as of the date hereof, no Event of Default or Unmatured Default has occurred or is continuing (after giving effect to this Amendment).



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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.


BANK OF AMERICA, N.A.              ARC OF BELLINGHAM, L.P.
                                   --------------------

                                      By: Ambulatory Resource Centres of
                                      Washington,  Inc., its General Partner

BY: /s/ Elizabeth L. Knox          BY: /s/ Charles T. Neal
    --------------------------         ----------------------------------------

TITLE: Senior Vice President       TITLE: President and Chief Executive Officer
       -----------------------            -------------------------------------



                                   SYMBION AMBULATORY RESOURCE
                                   CENTRES, INC.

                                   BY: /s/ Charles T. Neal
                                      -----------------------------------------

                                   TITLE: President and Chief Executive Officer
                                         --------------------------------------



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